EXHIBIT 99.3

Motors Liquidation Company 500 Renaissance Center Suite 1400 Detroit, MI 48243 Phone: 313.486.4044 Fax: 313.486.4259

Media Contact:
Steve Blow
Eisbrenner Public Relations
+1.248.641.1446
+1.248.303.1067 (mobile)

Motors Liquidation Company Files Joint Chapter 11 Plan

~Plan Provides Framework for Environmental Remediation of Remaining ‘Old GM’ Properties and Distribution of ‘New GM’ Stock and Warrants to Unsecured Creditors~

DETROIT (August 31, 2010) - Motors Liquidation Company (f/k/a General Motors Corporation) (“MLC”) today announced that MLC, MLC of Harlem, Inc. (f/k/a Chevrolet-Saturn of Harlem, Inc.), MLCS, LLC (f/k/a Saturn, LLC), MLCS Distribution Corporation (f/k/a Saturn Distribution Corporation), Remediation and Liability Management Company, Inc., and Environmental Corporate Remediation Company, Inc. (collectively, the “Debtors”) have filed a Joint Chapter 11 Plan (the “Plan”) and proposed Disclosure Statement with the United States Bankruptcy Court for the Southern District of New York.  The Plan creates a framework for resolving the challenges of one of the most complex chapter 11 cases in U.S. history.

“The focus of our small, lean team at MLC has been to work closely with federal and local governments, regulatory bodies, local communities and creditors to develop a plan that comprises environmental remediation, asset liquidation and claims resolution, all on a very large scale, and to do so in very short period of time,” said Al Koch, CEO of MLC. “We not only have been successful in doing that, but we have also developed unique processes and approaches that could serve as templates for other big bankruptcies in the future.  In both regards, what has been accomplished here is historic.”

If the Plan is confirmed, substantially all of the Debtors’ assets and liabilities will be transferred to four trusts, including one, the Environmental Remediation Trust, or “ERT,” that provides funds for the continuing environmental remediation of the Debtors’ remaining properties, and another, the General Unsecured Creditors Trust, that will be responsible for resolving the outstanding claims of the Debtors’ unsecured creditors and distributing the General Motors Company (“New GM” or “General Motors”) common stock and warrants owned by MLC to those unsecured creditors whose claims are allowed.  MLC presently owns 10% of General Motors’ common stock, plus warrants that are exercisable for a further 15% of General Motors’ common stock on a fully diluted basis.  MLC will be issued up to an additional 2% of General Motors’ common stock if the final estimated aggregate amount of the Debtors’ unsecured claims exceeds certain thresholds.  A third trust will handle both present and future asbestos-related claims against the Debtors, while a fourth trust will deal with certain litigation-related claims of the Debtors.

www.motorsliquidation.com

One of the most significant aspects of the Plan is the ERT, which MLC was instrumental in crafting.  If the Plan is confirmed, the ERT will make $536 million available to handle environmental-remediation activities at the Debtors’ remaining properties.

“A significant number of these properties are old industrial sites that have a need for substantial environmental remediation,” said Ted Stenger, executive vice president of MLC. “It is nearly impossible to redevelop such properties for productive, job-creating purposes unless environmental remediation is complete or the buyer can be assured the funding and procedures exist to do the remediation.  The Plan establishes a framework that will provide this assurance.”

The ERT’s assets will consist of cash, the Debtors’ remaining unsold real properties, and the equipment that is located at those properties. The ERT differs from the structure that has been used in some other large environmental bankruptcies in that it provides an overall “national” remediation solution backed up by significant funds, while also providing a strong voice to the states involved in the process. If the Plan is confirmed, MLC anticipates that within a few years most of the real properties transferred to the ERT will be sold to third parties or otherwise prepared for redevelopment. In this regard, the Debtors have already received a number of expressions of interest regarding properties and are presently in negotiations to sell 17 properties, in addition to those already sold.

MLC anticipates that the majority of the environmental remediation contemplated in the ERT should be completed or well underway within five years, and that the ERT will have adequate funding to complete further remediation activities (such as periodic site testing and maintenance) for up to 100 years.

The Debtors are presently targeting the first quarter of 2011 for the confirmation of the Plan and expect that the majority of the Debtors’ unsecured claims will be resolved within the first two years after the Plan is confirmed.

Additional key highlights of the Debtors’ chapter 11 cases to date include:

●	Management of more than 70,000 claims, totaling more than $275 billion, with more than $150 billion in claims already eliminated or resolved.
●	Management of more than 900,000 contracts covering more than 65,000 business partners.
●
Announced asset-sales activities that include the sale of the Debtors’ Wilmington (Del.) Assembly to Fisker Automotive Inc. (for the production of hybrid electric cars); the sale of Pontiac (Mich.) Centerpoint to Raleigh Studios Inc. (for the creation of a movie studio); and an agreement, subject to certain conditions, to sell Strasbourg (France) Powertrain to General Motors (which is expected to save 1,200 jobs).

●	The establishment of a Web portal to facilitate communication with interested parties, which has had almost 32 million hits to date.

About MLC
On June 1, 2009, General Motors Corporation and certain subsidiaries filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. An order was entered approving the sale of substantially all of the company’s operating assets to a new and independent company under Section 363 of the Bankruptcy Code and the sale closed on July 10, 2009.  On that date, General Motors Corporation changed its name to Motors Liquidation Company.

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For court documents, a list of scheduled hearings, and other information related to Motors Liquidation Company’s bankruptcy proceedings, please visit http://www.motorsliquidationdocket.com/.
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